Exhibit 22.1

PHOTOMEDEX, INC.

a Delaware corporation

LIST OF SUBSIDIARIES

Surgical Laser Technologies, Inc., a Delaware corporation.

Surgical Innovations & Services, Inc., a Delaware corporation

SLT Technology, Inc., a Delaware corporation

SLT Properties, Inc., a Delaware corporation

SLT Rentals, Inc., a Delaware corporation

Diversified Properties and Equity Group, Inc., a Pennsylvania corporation